Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Greenwave Technology Solutions, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: August 18, 2022

Arena Investors, LP

Arena Investors GP, LLC

Arena Special Opportunities Fund, LP

Arena Special Opportunities Fund (Onshore) GP, LLC

Arena Special Opportunities Partners I, LP

Arena Special Opportunities Partners (Onshore) GP, LLC

Arena Special Opportunities Partners II, LP

Arena Special Opportunities Partners (Onshore) GP II, LLC

By:	/s/ Lawrence Cutler

Name: Lawrence Cutler

Title: Authorized Signatory